EXHIBIT 10.2

AGREEMENT

This agreement is entered into this 27th day of October, 2017 (“Agreement”) by and between Lightwave Logic, Inc. (“Lightwave”) and Atotech USA, LLC. (“Atotech”).

1.

Atotech became the Tenant under a lease with Inverness Tech I, LTD (“Landlord”) dated April 12, 2004 (“Lease”) by assignment.  By its terms, the Lease would expire October 31, 2019.  Atotech and Landlord have agreed to enter into an Early Termination of Lease Agreement to terminate the Lease as of October 31, 2017 at 11:59 p.m., contingent upon execution of the New Lease defined below.

2.

Lightwave desires to lease the Premises.  Lightwave and Landlord have negotiated the terms of a new lease (“New Lease”) for the Premises to commence November 1, 2017.  As a result, Landlord has agreed to terminate the Lease contingent upon the execution of the New Lease.  Upon the execution of the New Lease, the Landlord has agreed to terminate the Lease.  Upon the termination of the Lease, Atotech will be released of its obligation to pay rent under the Lease.

3.

Atotech has agreed to pay Lightwave the sum of $260,000.00 in consideration of the early termination of the Lease.

4.

Atotech shall wire the sum of $260,000.00 to Lightwave  no later than November 1, 2017.  The wiring instructions for Lightwave are attached hereto and made a part hereof as Exhibit A.

5.

Should either party have to take any action to enforce this Agreement, the prevailing party shall be entitled to recover its attorney’s fees and costs.

ATOTECH USA, LLC		LIGHTWAVE LOGIC, INC.

By:	/s/ Eve Powars-Bahr	By:	/s/ James S. Marcelli

Name:	Eve Powars-Bahr	Name:	James S. Marcelli

Title:	General Counsel	Title:	President & COO

Cosign	/s/ David Balcerzak